Exhibit 2

DURBAN ROODEPOORT DEEP

NEWS RELEASE

23 October 2003

274/03-jmd

For immediate release

BOARD, SENIOR MANAGEMENT APPOINTMENTS AT DRD

The Board of Durban Roodepoort Deep, Limited (JSE: DUR; NASDAQ: DROOY; ASX: DRD) has announced the appointment of Professor Douglas Blackmur, Professor of Management at the University of the Western Cape (UWC), as a non-executive director.

Professor Blackmur holds a doctorate in industrial relations from the University of Queensland and has a distinguished career spanning more than 35 years, primarily in the academic and human resources fields.

Prior to taking up his position at UWC, he was Chief Executive of the New Zealand Qualifications Authority and currently serves as an advisor to the Namibian Government and Namibian Qualifications Authority on skills development and educational quality assurance.

Welcoming Professor Blackmur to the DRD Board, Chairman and Chief Executive Officer Mark Wellesley-Wood said: “Our growth ambitions in Australasia make Professor Blackmur’s skills and experience, gleaned primarily in that region, of enormous value and importance to us; his appointment as a non-executive director also shifts the board’s weighting towards greater independence, and thus supports our continuing commitment to sound corporate governance.”

DRD has also announced the appointment of Andrea Townsend as Group Company Secretary and Wayne Koonin as Divisional Director: Group Finance.

Andrea, an admitted attorney of the High Court of Namibia, joins DRD from First National Bank of Namibia, where she was manager at the First National Trust and Asset Management Company of Namibia. Previously, she was Corporate Legal Advisor and Secretary to the Board of Namibian Road Fund Administration and Sanlam Namibia Limited.

Wayne, a qualified accountant, was Group Financial Manager at Ernst & Young (Southern Africa) prior to joining DRD. He was previously Financial Director of Duiker Mining Limited and Fedsure Health Administrators.

Note to editors: Pictures of the above-mentioned appointees are available as high-resolution Jpegs in the photo gallery section of the Media Centre on the DRD website, www.drd.co.za

Queries:

South Africa

Ilja Graulich, Durban Roodepoort Deep, Limited
+27 11 381 7826 (office)
+27 83 604 0820 (mobile)

Janice Dempsey, Russell & Associates
+27 11 880 3924 (office)
+27 82 376 2327 (mobile)

Australasia

Paul Downie, Porter Novelli
+61 893 861 233 (office)
+61 414 947 129 (mobile)

Durban Roodepoort Deep, Limited (DRD) ranks among the world’s 10 largest gold producers, with production in the 2003 financial year totaling 870 000 ounces. The company has a track record of success in extending the lives of older mines. In South Africa it owns the Blyvooruitzicht mine and North West Operations (comprising Hartebeestfontein and Buffelsfontein mines), and has a 40% stake in Crown Gold Recoveries (comprising East Rand Prorietary Mines Limited and the Crown dump retreatment operation). In Australasia, a key target area for growth, the company owns the Tolukuma mine in Papua New Guinea (PNG), has a 19.81% interest in Fijian operator Emperor Mines, and recently announced agreement on its acquisition of 20% of the PNG-based Porgera Joint Venture. DRD has primary listings on the Johannesburg (JSE:DUR) and Australian (ASX:DRD) stock exchanges and secondary listings on NASDAQ (DROOY), the London Stock Exchange and the Paris and Brussels Bourses. Its shares are also traded on the regulated unofficial market of the Frankfurt Stock Exchange and the Berlin OTC Market.

Some of the information in this media release may contain projections or other forward looking statements regarding future events or other future financial performance. We wish to caution you that these statements are only projections and those actual events or results may differ materially. In reviewing, please refer to the documents that we file from time to time with the SEC, specifically to our annual report on Form 20-F. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements, including such risks as difficulties in being a marginal producer of gold, changes and reliability of ore reserve estimates, gold price volatility, currency fluctuations, problems in the integration of operations, exploration and mining risks and a variety of risks described in our annual report on Form 20-F. We undertake no obligation to publicly release results of any of these forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Cautionary note to US investors: the United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term “resources” (which includes “measured”, “indicated”, and “inferred”) in our media releases, which the SEC guidelines strictly prohibit us from including in our filing with the SEC. US investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-28800, available from us at 45 Empire Road, Parktown, Johannesburg, 2193, South Africa. You can also obtain this form from the SEC website at http://www.sec.gov/edgar.shtml